Exhibit 2.75

THIRD SUPPLEMENTAL TRUST INDENTURE

This Third Supplemental Trust Indenture is entered into as of the 20th day of November 2025 between:

VIDEOTRON LTD., a corporation created and existing under the laws of Québec (the “Issuer”)

- and -

COMPUTERSHARE TRUST COMPANY OF CANADA, a trust company existing under the laws of Canada (the “Trustee”)

- and -

The Subsidiary Guarantors party hereto

WITNESSETH THAT:

WHEREAS the Issuer and the Trustee entered into that certain master Trust Indenture, dated as of June 21, 2024 (the “Indenture”), to provide for the creation and issuance of senior unsecured notes from time to time;

AND WHEREAS Section 14.3 of the Indenture provides that the Trustee may enter into indentures supplemental to the Indenture;

AND WHEREAS the Issuer has determined to create and issue a third series of Notes to be designated 3.950% Series 3 Senior Notes due October 15, 2032 (the “Series 3 Notes”) and to enter into this Third Supplemental Trust Indenture (this “Supplemental Indenture”) with the Trustee to provide for such creation and issuance of the Series 3 Notes.

AND WHEREAS all necessary acts and proceedings have been done and taken and all necessary resolutions have been passed to authorize the execution and delivery of this Supplemental Indenture, to make the same effective and binding upon the Issuer, and to make the Series 3 Notes, when certified by the Trustee and issued as provided in the Indenture and this Supplemental Indenture, valid, binding and legal obligations of the Issuer with the benefit and subject to the terms of the Indenture, the guarantees thereunder, and this Supplemental Indenture;

AND WHEREAS the foregoing recitals are made as representations and statements of fact by the Issuer and not by the Trustee.

NOW THEREFORE it is hereby covenanted, agreed and declared as set forth below.

ARTICLE 1

DEFINITIONS AND AMENDMENTS TO INDENTURE

1.1	Definitions
(a)	All capitalized terms not defined herein shall have the meanings given to them in the Indenture.
(b)

In this Supplemental Indenture and in the Series 3 Notes, unless there is something in the subject matter or context inconsistent therewith, the following expressions shall have the respective meanings indicated:

“Canada Yield Price” means a price for the Series 3 Notes being redeemed, calculated at 10:00 a.m. (Montréal time) on the Business Day preceding the date on which the Issuer issues a notice of redemption pursuant to the Indenture and in accordance with generally accepted Canadian financial practice to provide a yield to the Series 3 Par Call Date equal to the Government of Canada Yield plus 27 bps.

“Government of Canada Yield” means, on any date, with respect to the Series 3 Notes, the bid-side yield to maturity on such date, assuming semi-annual compounding, which a non-callable Government of Canada bond would carry if issued in Canadian dollars in Canada, at 100% of its principal amount on such date with a term to maturity equal to, or if no Government of Canada bond having an equal term to maturity exists, as close as possible to, the remaining term to the Series 3 Par Call Date. The Government of Canada Yield will be the average of the yields determined by two nationally recognized Canadian investment dealers selected by the Issuer.

“Series 3 Issue Date” means November 20, 2025.

“Series 3 Par Call Date” means August 15, 2032 (the date that is two months prior to the Maturity Date of the Series 3 Notes).

(c)	In this Supplemental Indenture, all references to Articles, Sections and Schedules refer, unless otherwise specified, to articles, sections and schedules of or to this Supplemental Indenture.
1.2	Amendments to Indenture

This Supplemental Indenture is supplemental to the Indenture and the Indenture and the Supplemental Indenture shall hereafter be read together and shall have effect, so far as practicable, with respect to the Series 3 Notes as if all the provisions of the Indenture and this Supplemental Indenture were contained in one instrument. The Indenture is and shall remain in full force and effect with regards to all matters governing the Series 3 Notes, except as the Indenture is amended, superseded, modified or supplemented by this Supplemental Indenture. Notwithstanding the foregoing, in the event of any inconsistency between the provisions of this Supplemental Indenture and the provisions of the Indenture, the provisions of this Supplemental Indenture shall prevail.

ARTICLE 2

THE SERIES 3 NOTES

2.1	Creation and Designation

There is hereby authorized to be issued under the Indenture a Series of Notes designated as “3.950% Series 3 Senior Notes due October 15, 2032”. The Series 3 Notes shall have the terms set forth in this Article 2 and be subject to the applicable provisions of the Indenture.

2.2	Form and Terms of Series 3 Notes
(a)

The maximum principal amount of Series 3 Notes that may be issued is unlimited. The initial aggregate principal amount of Series 3 Notes that is authorized and issued under this Supplemental Indenture on the date hereof is $800,000,000 in the lawful money of Canada. The Series 3 Notes shall be designated as 3.950% Series 3 Senior Notes due October 15, 2032.

(b)	The Series 3 Notes shall mature on October 15, 2032.

(c)

The Series 3 Notes bear interest from the Series 3 Issue Date at the rate of 3.950% per annum, payable in equal installments, semi-annually in arrears on April 15 and on October 15 in each year (or if such day is not a Business Day, the next following Business Day) (each, an “Interest Payment Date”) (less any tax required by law to be deducted). The first interest payment in respect of the Series 3 Notes shall fall due on April 15, 2026, and the final interest payment (representing interest payable from and including the last Interest Payment Date to, but excluding, the Maturity Date of the Series 3 Notes or the earlier Redemption Date of the Series 3 Notes), in respect of the Series 3 Notes shall, subject as herein provided, fall due on October 15, 2032 or the earlier Redemption Date, and shall be payable after as well as before maturity and after as well as before default, with interest on amounts in default at the same rate, compounded semi-annually. Interest payable for any period less than a full semi-annual period shall be computed on the basis of a 365-day year or 366-day year, as applicable, and the actual number of days elapsed in the period.

(d)

The Series 3 Notes may be redeemed at the option of the Issuer, in whole at any time, or in part from time to time, upon such conditions as may be specified in the notice of redemption and on a Redemption Date determined by the Issuer that is not less than 10 nor more than 60 days after such notice of redemption is given to the Holders of the Series 3 Notes to be redeemed pursuant to Article 5 of the Indenture, (i) prior to the Series 3 Par Call Date, at a Redemption Price equal to the greater of par and the Canada Yield Price, or (ii) at any time on or after the Series 3 Par Call Date, at a Redemption Price equal to par, together in each case with accrued and unpaid interest, if any, to but excluding, the date fixed for the redemption. The Issuer will be responsible for calculating the Redemption Price. Any such notice of redemption given to the Holders of Series 3 Notes may be conditional and, in such case, such notice of redemption shall specify the details and terms of any event on which such redemption is conditional.

(e)

The Series 3 Notes shall be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Each certificate representing the Series 3 Notes and the certificate of the Trustee endorsed thereon shall be issued in substantially the form set out in Schedule “A” to this Supplemental Indenture, with such insertions, omissions, substitutions or other variations as shall be required or permitted by the Indenture and this Supplemental Indenture, and may have imprinted or otherwise reproduced thereon such legends or endorsements, not inconsistent with the provisions of the Indenture or this Supplemental Indenture, as may be required to comply with any law or with any rules or regulations pursuant thereto or with any rules or regulations of any securities exchange or securities regulatory authority or to conform with general usage, all as may be determined by any Officer of the Issuer executing such Note in accordance with Section 2.6 of the Indenture, as conclusively evidenced by their execution thereof. Each certificate representing the Series 3 Notes shall additionally bear such distinguishing letters and numbers as the Trustee shall approve.

The Series 3 Notes shall be issued as one or more Global Notes and the Global Notes shall be registered in the name of the Depository which, as of the date hereof, shall be CDS Clearing and Depository Services Inc. (or any nominee of the Depository). No Beneficial Holder shall receive definitive certificates representing their interest in Series 3 Notes except as provided in Section 2.5 of the Indenture. A Global Note may be exchanged for Series 3 Notes in registered form that are not Global Notes or transferred to and registered in the name of a Person other than the Depository for such Global Notes or a nominee thereof, as provided in Section 2.5 of the Indenture.

(f)	The Trustee shall be provided with the documents and instruments referred to in Section 4.1(a) of the Indenture with respect to the Series 3 Notes prior to the issuance of the Series 3 Notes.

ARTICLE 3

GUARANTEES

3.1	Existing Guarantees to Apply

The Issuer and each Guarantor (as to itself) hereby confirms to the Trustee that, subject to the provisions of Section 6.4 of the Indenture, the Guarantees apply to the Series 3 Notes issued hereunder and such Guarantees are hereby confirmed.

ARTICLE 4

ADDITIONAL MATTERS

4.1	Confirmation of Indenture

The Indenture, as amended and supplemented by this Supplemental Indenture, is in all respects confirmed.

4.2	Acceptance of Trusts

The Trustee hereby accepts the trusts in this Supplemental Indenture declared and provided for and agrees to perform the same upon the terms and conditions and subject to the provisions set forth in the Indenture.

4.3	Governing Law

This Supplemental Indenture and the Series 3 Notes shall be construed in accordance with the laws of the Province of Québec and the laws of Canada applicable therein and shall be treated, in all respects, as Québec contracts. Each party hereby submits to the jurisdiction of the Québec courts sitting in the judicial district of Montréal for the purposes of any action, application, reference or other proceeding arising out of or related to this Supplemental Indenture and agrees that all claims in respect of any such action, application, reference or other proceeding shall be heard and determined in such Québec courts.

The parties confirm their express wish that this Supplemental Indenture, the Series 3 Notes and all related documents be drafted in the English language. Les parties aux présentes confirment leur volonté expresse que cette convention, tout billet et tous les documents s’y rattachant soient rédigés en langue anglaise.

4.4	Further Assurances

The parties shall, with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Supplemental Indenture, and each party shall provide such further documents or instruments required by the other party as may be reasonably necessary or desirable to effect the purpose of the Indenture and this Supplemental Indenture and carry out its provisions.

4.5	Counterparts and Formal Date

This Supplemental Indenture may be executed in several counterparts, each of which when so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument. Delivery of an executed signature page to this Supplemental Indenture by any person by electronic transmission shall be as effective as delivery of a manually executed copy of this Supplemental Indenture by such person. For the purpose of convenience, this Supplemental Indenture may be referred to as bearing formal date of November 20, 2025, irrespective of the actual date of execution thereof.

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IN WITNESS WHEREOF the parties hereto have executed this Supplemental Indenture.

VIDEOTRON LTD.

By:	/s/ Hugues Simard
	Name:	Hugues Simard
	Title:	Vice-President

By:	/s/ Jean-François Parent
	Name:	Jean-François Parent
	Title:	Vice-President and Treasurer

[Signature Page to Third Supplemental Trust Indenture]

COMPUTERSHARE TRUST COMPANY OF CANADA, as Trustee

By:	/s/ Marko Kevic
Authorized Signatory
Marko Kevic, Corporate Trust Officer

By:	/s/ Kathy Galouzis
Authorized Signatory
Kathy Galouzis, Associate Trust Officer

[Signature Page to Third Supplemental Trust Indenture]

GUARANTORS

VIDEOTRON INFRASTRUCTURES INC.

By:	/s/ Hugues Simard
Name:	Hugues Simard
Title:	Vice-President

9176-6857 QUÉBEC INC.

By:	/s/ Hugues Simard
Name:	Hugues Simard
Title:	Vice-President

FIZZ MOBILE & INTERNET INC.

By:	/s/ Hugues Simard
Name:	Hugues Simard
Title:	Vice-President

FREEDOM MOBILE INC.

By:	/s/ Hugues Simard
Name:	Hugues Simard
Title:	Vice-President

FREEDOM MOBILE DISTRIBUTION INC.

By:	/s/ Hugues Simard
Name:	Hugues Simard
Title:	Vice-President

[Signature Page to Third Supplemental Trust Indenture]

9525-7705 QUÉBEC INC.

By:	/s/ Hugues Simard
Name:	Hugues Simard
Title:	President

[Signature Page to Third Supplemental Trust Indenture]

SCHEDULE “A”

“Unless permitted under securities legislation, the Holder of this Note must not trade this security before the date that is four months and a day after the date upon which the Issuer of this security became a reporting issuer in any province or territory of Canada.

This Certificate is a Global Note within the meaning of the Indenture hereinafter referred to and is registered in the name of a Depository or a nominee thereof.

Unless this certificate is presented by an authorized representative of CDS Clearing and Depository Services Inc. (“CDS”) to Videotron Ltd. or its agent for registration of transfer, exchange or payment, and any certificate issued in respect thereof is registered in the name of CDS & CO., or in such other name as is requested by an authorized representative of CDS, and any payment is made to CDS & CO. (or in such other name as is requested by an authorized representative of CDS) and any payment is made to CDS & CO. or to such other entity as is requested by an authorized representative of CDS, any transfer, pledge or other use hereof for value or otherwise by or to any person is wrongful since the registered Holder hereof, CDS & CO., has a property interest in the securities represented by this certificate and it is a violation of its rights for another person to hold, transfer or deal with this certificate.”

No. 2025-3-1	CUSIP: 92660FAU8
ISIN: CA92660FAU80

VIDEOTRON LTD.

(A corporation under the laws of Québec)

3.950% SERIES 3 SENIOR NOTES DUE October 15, 2032

VIDEOTRON LTD. (the “Issuer”) for value received hereby acknowledges itself indebted and, subject to the provisions of the indenture (the “Indenture”) dated as of June 21, 2024 between the Issuer and Computershare Trust Company of Canada (the “Trustee”), as amended by a third supplemental trust indenture (the “Third Supplemental Indenture”) dated as of November 20, 2025 (the Indenture as supplemented by the Third Supplemental Indenture being referred to as the “Indenture”) promises to pay to CDS & CO. or registered assigns on October 15, 2032 (the “Maturity Date”) or on such earlier date as the principal amount hereof may become due in accordance with the provisions of the Indenture, the principal sum of $800,000,000 (EIGHT HUNDRED MILLION DOLLARS) in lawful money of Canada on presentation and surrender of this 3.950% Series 3 Senior Notes due October 15, 2032 (the “Series 3 Notes”) at the principal office of the Trustee in Montréal, Québec in accordance with the terms of the Indenture. The Series 3 Notes shall, subject as herein provided, bear interest on the principal amount hereof from the Series 3 Issue Date, or from the last Interest Payment Date to which interest shall have been paid or made available for payment hereon, whichever is later, at the rate of 3.950% per annum, in like money, payable in equal installments, semi-annually in arrears on April 15 and October 15 in each year (or if such day is not a Business Day, the next following Business Day), to the holders of record of Series 3 Notes (less any tax required by law to be deducted).

The last interest payment representing interest payable from the last Interest Payment Date to, but excluding, the Maturity Date or earlier Redemption Date shall fall due on the Maturity Date or earlier Redemption Date and, should the Issuer at any time make default in the payment of any principal or interest, the Issuer shall pay interest on the amount in default at the same rate, in like money and on the same dates on which interest is otherwise payable. Interest payable for any period less than a full semi-annual period shall be computed on the basis of a 365-day year or 366-day year, as applicable,

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and the actual number of days elapsed in the period. Interest hereon shall be payable by electronic transfer of funds to the registered Holder hereof, and subject to the provisions of the Indenture, the sending of such electronic transfer of funds shall, to the extent of the sum represented thereby (plus the amount of any tax withheld), satisfy and discharge all liability for interest on this Series 3 Note.

This Series 3 Note is one of the Notes of the Issuer issued or issuable in one or more series under the provisions of the Indenture. The maximum principal amount of Series 3 Notes authorized for issue is unlimited. Reference is hereby expressly made to the Indenture for a description of the terms and conditions upon which the Series 3 Notes are or are to be issued and held and the rights and remedies of the Holders of the Series 3 Notes and of the Issuer and of the Trustee, all to the same effect as if the provisions of the Indenture were herein set forth, and to all of which provisions the Holder of this Series 3 Note by acceptance hereof assents.

The Series 3 Notes are issuable only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Upon compliance with the provisions of the Indenture, Series 3 Notes of any denomination may be exchanged for an equal aggregate principal amount of Series 3 Notes in any other authorized denomination or denominations.

The Series 3 Notes may be redeemed at the option of the Issuer, in whole at any time, or in part from time to time, on a Redemption Date determined by the Issuer that is not less than 10 nor more than 60 days after notice of such redemption is given to the Holders of the Series 3 Notes to be redeemed pursuant to Article 5 of the Indenture, (i) prior to the Series 3 Par Call Date, at a Redemption Price equal to the greater of par and the Canada Yield Price, or (ii) at any time on or after the Series 3 Par Call Date, at a Redemption Price equal to par, together in each case with accrued and unpaid interest, if any, to but excluding, the date fixed for the redemption.

Upon the occurrence of a Change of Control Triggering Event, the Issuer is required to make an offer to purchase all outstanding Series 3 Notes at a price equal to 101% of the principal amount of such Series 3 Notes plus accrued and unpaid interest up to, but excluding, the date the Series 3 Notes are so repurchased.

The indebtedness evidenced by this Series 3 Note, and by all other Series 3 Notes now or hereafter certified and delivered under the Indenture, is a direct senior unsecured obligation of the Issuer, and ranks equally and pari passu with each other and with Notes of every other series (regardless of their actual dates or terms of issue) and, subject to statutory preferred exceptions, with all other present and future unsubordinated and unsecured indebtedness of the Issuer, except as to sinking fund provisions applicable to different series of Notes and other similar types of obligations of the Issuer.

The principal hereof may become or be declared due and payable before the stated maturity in the events, in the manner, with the effect and at the times provided in the Indenture.

Any payment of money to any Holder of Series 3 Notes shall be reduced by the amount of applicable withholding tax, if any. The Indenture contains provisions making binding upon all Holders of Notes outstanding thereunder (or in certain circumstances specific series of Notes) resolutions passed at meetings of such Holders held in accordance with such provisions and instruments signed by the Holders of a specified majority of Series 3 Notes outstanding (or specific series), which resolutions or instruments may have the effect of amending the terms of these Notes or the Indenture.

This Series 3 Note may only be transferred, upon compliance with the conditions prescribed in the Indenture, in the registers to be kept at the principal office of the Trustee in Montréal, Québec and in such other place or places and/or by such other registrars (if any) as the Issuer with the approval of the Trustee may designate. No transfer of this Series 3 Note shall be valid unless made on the register by the registered Holder hereof or his executors or administrators or other legal representatives, or his

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or their attorney duly appointed by an instrument in form and substance satisfactory to the Trustee or other registrar, and upon compliance with such reasonable requirements as the Trustee and/or other registrar may prescribe and upon surrender of this Series 3 Note for cancellation. Thereupon a new Series 3 Note or Series 3 Notes in the same aggregate principal amount shall be issued to the transferee in exchange hereof.

This Series 3 Note shall not become obligatory for any purpose until it shall have been certified by the Trustee under the Indenture.

Capitalized words or expressions used in this Series 3 Note shall, unless otherwise defined herein, have the meaning ascribed thereto in the Indenture.

If any of the provisions of this Series 3 Note are inconsistent with the provisions of the Indenture, the provisions of the Indenture shall take precedence and shall govern.

IN WITNESS WHEREOF, the Issuer has caused this Series 3 Note to be signed by its authorized representatives as of the 20th day of November, 2025.

VIDEOTRON LTD.

By:
	Name:	Hugues Simard
	Title:	Vice-President

By:
	Name:	Jean-François Parent
	Title:	Vice-President and Treasurer

TRUSTEE’S CERTIFICATE

This Series 3 Note is one of the 3.950% Series 3 Senior Notes due October 15, 2032 referred to in the Indenture within mentioned.

COMPUTERSHARE TRUST COMPANY OF CANADA, as Trustee

By:
Authorized Officer

By:
Authorized Officer

(FORM OF REGISTRATION PANEL)

(No writing hereon except by Trustee or other registrar)

Date of Registration	In Whose Name Registered	Signature of Trustee or Registrar
CDS & CO.

VIDEOTRON LTD.

3.950% SERIES 3 SENIOR NOTES DUE October 15, 2032

No. 2025-3-1	CUSIP: 92660FAU8
Initial Principal Amount: $800,000,000	ISIN: CA92660FAU80

Authorization:

By:
Name:
Title:

ADJUSTMENTS

Date	Amount of Increase	Amount of Decrease	New Principal Amount	Authorization